UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 20, 2019

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TONIX PHARMACEUTICALS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-36019	26-1434750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 Madison Avenue, Suite 1608, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 980-9155

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TNXP	The NASDAQ Global Market

Item 1.01	Entry into Material Definitive Agreement

On May 20, 2019, Tonix Pharmaceuticals Holding Corp. (the “Company”) and The Trustees of Columbia University in the City of New York (“Columbia”) entered into an exclusive License Agreement (the “License Agreement”) pursuant to which Columbia, for itself and on behalf of the University of Kentucky and the University of Michigan (collectively, the “Institutions”) granted to the Company an exclusive license, with the right to sublicense, certain patents, technical information and material (collectively, the “Technology”) related to a double-mutant cocaine esterase, and to develop and commercialize products thereunder (each, a “Product”). Pursuant to the terms of the License Agreement, Columbia has reserved for itself and the Institutions the right to practice the Technology for academic research and educational purposes.

As consideration for entering into the License Agreement, the Company has agreed to pay a six-digit license fee to Columbia. The Company is obligated to use Commercially Reasonable Efforts, as defined in the License Agreement, to develop and commercialize the Product, and to achieve specified developmental milestones.

The Company has agreed to pay Columbia single-digit royalties on net sales of (i) Products sold by the Company or a sublicensee and (ii) any other products that involve material or technical information related to the Product and transferred to the Company pursuant to the License Agreement (“Other Products”) sold by the Company or a sublicensee. Royalties on each particular Product are payable on a country-by-country and Product-by-Product basis until the latest of (i) the date of expiration of the last valid claim in the last to expire of the issued patents covered by the License Agreement, (ii) a specified period of time after the first commercial sale of a Product in the country in question, or (iii) expiration of any market exclusivity period granted by a regulatory agency. Royalties on each particular Other Product are payable on a country-by-country and product-by-product basis until the later of (i) a specified period of time after the first commercial sale of such particular Other Product in such country or (ii) expiration of any market exclusivity period granted by a regulatory agency. Royalties payable on net sales of the Product and Other Products may be reduced by 50% of the royalties payable by the Company to any third party for intellectual property rights which are necessary for the practice of the rights licensed to the Company under the License Agreement, provided that the royalty payable on a Product or Other Product may not be reduced by more than 50%.

The Company is also obligated to make contingent milestone payments to Columbia totaling $3 million on a Product-by-Product basis upon the achievement of certain development, approval and sales milestones related to a Product. In addition, the Company shall pay Columbia 5% of consideration, other than royalty payments and certain other categories of consideration, payable to the Company by a sublicensee.

Dr. Donald Landry, a member of the faculty of Columbia and an inventor on key patents and patent applications being licensed pursuant to the License Agreement, resigned from the Board of Directors of the Company (the “Board”) on May 16, 2019. Under applicable Columbia policies, Dr. Landry has a pecuniary interest in certain proceeds that Columbia receives under the License Agreement. Pursuant to the requirements of the Nevada Revised Statutes, the disinterested members of the Board approved the License Agreement with Columbia.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2019. Certain terms of the License Agreement have been omitted from this Form 8-K and will be omitted from the version to be filed as an exhibit to the Form 10-Q.

A press release issued by the Company in connection with the License Agreement is included as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Description.

	99.01	Press Release dated May 23, 2019, issued by the Company

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TONIX PHARMACEUTICALS HOLDING CORP.

Date: May 23, 2019	By:	/s/ Seth Lederman
Seth Lederman
Chief Executive Officer